Exhibit 99.1

PRESTO® National Presto Industries, Inc. Eau Claire, WI 54703-3703 NEWS RELEASE FOR IMMEDIATE RELEASE	Tel. 715-839-2121 Fax. 715-839-2148 715-839-2122 715-839-2242 CONTACT: Randy Lieble (715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES 2008 RECORD SALES

AND EARNINGS, A NEW MILITARY CONTRACT, AND THE 2008 DIVIDEND

Eau Claire, Wisconsin (February 20, 2009) -- National Presto Industries, Inc. (NYSE: NPK) announced today record 2008 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In commenting on the results, Maryjo Cohen, President, stated, “Given the difficult economic times, we are truly pleased to be able to announce record breaking sales and earnings for 2008.  All three of our business segments –Housewares/Small Appliances, Defense, and Absorbent Products – contributed to the increase in sales revenues.  Favorable operating results from the Defense and Housewares/Small Appliance Segments and improved performance from the Absorbent Product Segment (which reduced its loss by 56%) were instrumental in year over year earnings growth.   These improved operating results more than offset the decline in income from the Company’s portfolio.  The decline stemmed from reduced yields, reflecting the seven reductions in the Federal Funds Rate in 2008, and a reduction in dollars invested, as more funds were used to support the Company’s operations.”

In looking ahead to 2009, Ms. Cohen stated, “the troubled economy and political uncertainties will make it an even more challenging year than 2008. Our Defense Segment backlog remains sound, and although possible, it is not anticipated that the new administration will be requesting modification or termination of existing contracts. With the American consumer’s retreat into the home for meals and entertainment, demand for many of our Housewares/Small Appliance Segment’s products were surprisingly strong in 2008.  That strength may continue in 2009.   Despite being both useful and inexpensive, the products are not, however, necessities, and the segment’s sales are vulnerable if the downturn becomes particularly severe.  Moreover, the products are sold primarily through retail channels, and many of the segment’s retail customers are struggling.  Several customers declared bankruptcy in 2008, and more bankruptcies are expected in 2009.  The ongoing reduction in commodity costs should provide welcome relief to the extreme cost pressures experienced in 2008 by both the Housewares/Small Appliance and Absorbent Product Segments.  Existing inventory, however, must be sold/used before those decreases provide a benefit. Unfortunately, the reduced pricing for many commodities is not sustainable, as it is more economical for suppliers to shutter production facilities than to continue to produce. The Absorbent Product Segment’s contract with its major customer is scheduled to expire at the end of

July. Negotiations to renew are in process, but it is possible that they may not be fruitful. Nonetheless, the company should be in position to weather whatever storms 2009 may bring given its cadre of dedicated, talented, and experienced employees and its strong balance sheet.”

Ms. Cohen also announced that on February 13, 2009, AMTEC Corporation, its wholly owned subsidiary, received a $66.9 million award from the Department of the Army.  She stated, “This award is the second award under the fifth year option of the Army’s 40mm Systems program. Deliveries are scheduled in 2010 and early 2011.  It is possible that further awards may be made later this year.”

Finally, The Board of Directors of National Presto Industries, Inc. announced the 2008 dividend which consists of the regular dividend of $ 1.00 per share, plus an extra of $4.55.   The 2008 dividend is the most recent in an unbroken history of sixty-five years. The record date will be March 3, 2009, and the payment date, March 13, 2009. The Board also confirmed May 19, 2009, as the date of the Company’s 2009 annual meeting of shareholders.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment, designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, demolition devices, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

	Year Ended December 31
	2008	2007
Net Sales	$ 448,227,000	$ 420,716,000
Net Earnings	$ 44,183,000	$ 38,623,000
Net Earnings Per Share	$ 6.45	$ 5.65
Weighted Shares Outstanding	6,845,000	6,836,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.